Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated October 28, 2024 in Amendment No. 13 to the Registration Statement on Form S-1 (No. 333-272110), under the Securities Act of 1933 with respect to the consolidated balance sheets of Advanced Biomed Inc. and its subsidiaries (collectively the “Company”) as of June 30, 2024, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows in each of the years for two-year period ended June 30, 2024, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
October 28, 2024	Certified Public Accountants
PCAOB ID: 1171